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Wilshire Variable Insurance Trust
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IMPORTANT NEWS ABOUT WILSHIRE VARIABLE INSURANCE TRUST

September 28, 2006

Dear Shareholder:

Wilshire Variable Insurance Trust (the “Trust”) has appointed New York Life Investment Management LLC and Pzena Investment Management, LLC as new subadvisers to the Equity Fund effective August 14, 2006, in place of Mellon Equity Associates, LLP and Wellington Management Company, LLP. On August 14, 2006, the core growth team of AllianceBernstein, L.P. (“AllianceBernstein”) began managing AllianceBernstein’s portion of the Equity Fund in place of the value team.

The Trust has also appointed BNY Asset Management and Copper Rock Capital Partners, LLC as new subadvisers to the Small Cap Growth Fund effective June 28, 2006, in place of BlackRock Financial Management, Inc. and Mazama Capital Management, Inc.

Wilshire Variable Insurance Trust has also appointed PanAgora Asset Management, Inc. as a new sub-adviser to the International Equity Fund, effective June 29, 2006, in place of New Star Institutional Managers Limited. On June 30, 2006, the core equity team of The Boston Company Asset Management, LLC’s (“Boston Company”) began managing Boston Company’s portion of the International Equity Fund in place of the international value team.

Wilshire Associates Incorporated, the Trust’s investment adviser, continues to oversee the subadvisers.

The next few pages of this package feature more information about the new subadvisers, including their investment processes and styles. Please take a few moments to read them and call us at 1-888-200-6796 if you have any questions.

On behalf of the Board of Trustees, I thank you for your continued investment in Wilshire Variable Insurance Trust.

Sincerely,

Lawrence E. Davanzo President

WILSHIRE VARIABLE INSURANCE TRUST

INFORMATION STATEMENT

TO CONTRACT OWNERS OF THE

EQUITY FUND

SMALL CAP GROWTH FUND

INTERNATIONAL EQUITY FUND

This document is an Information Statement and is being furnished to stockholders of the Equity Fund, Small Cap Growth Fund and the International Equity Fund (each a “Fund” and collectively the “Funds”), each a series of Wilshire Variable Insurance Trust (the “Trust”), in lieu of a proxy statement pursuant to the terms of an exemptive order issued by the Securities and Exchange Commission (the “SEC”). Wilshire Associates Incorporated (“Wilshire”) serves as the investment adviser for the Trust. The exemptive order permits Wilshire and the Board of Trustees of the Trust (the “Board”) to employ additional subadvisers, terminate subadvisers, and modify subadvisory agreements without prior approval of the Trust’s contract owners.

Under the SEC order, if Wilshire and the Board retain a new subadviser or materially change an existing subadvisory agreement between Wilshire and a subadviser, Wilshire is required to provide an Information Statement to contract owners of the affected portfolios of the Trust explaining any changes and disclosing the aggregate fees paid to the subadvisers as a result of those changes. The Board reviews the subadvisory agreements annually.

This Information Statement is being mailed on or about September 28, 2006 to the contract owners of the Funds of record as of September 15, 2006 (the “Record Date”). The Funds will bear the expenses incurred in connection with preparing this Information Statement. As of the Record Date, ____________ shares of the Equity Fund were issued and outstanding, ____________ shares of the Small Cap Growth Fund were issued and outstanding and ____________ shares of the International Equity Fund were issued and outstanding. Information on stockholders who owned beneficially 5% or more of the shares of each Fund as of the Record Date is set forth in Appendix A. To the knowledge of Wilshire, the executive officers and Trustees of the Trust as a group owned less than 1% of the outstanding shares of the Funds and of the Trust as of the Record Date.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED

NOT TO SEND US A PROXY.

Appointment of New Subadvisers to the Equity Fund

On February 24, 2006, the Board appointed New York Life Investment Management LLC (“NYLIM”) and Pzena Investment Management, LLC (“Pzena”) as new subadvisers to the Equity Fund, effective August 14, 2006. NYLIM and Pzena replaced Mellon Equity Associates, LLP and Wellington Management Company, LLP, previous subadvisers to the Equity Fund. The Board also approved changing the portfolio management team at AllianceBernstein from the value team to the core growth team with a resulting change of fees. Wilshire continues to oversee all of the subadvisers to all of the series of the Trust.

No officers or Trustees of the Trust are officers, employees, directors, general partners or shareholders of NYLIM, Pzena or AllianceBernstein (the “Subadvisers”). In addition, since January 1, 2006, the beginning of the Trust’s last fiscal year, no Trustee of the Trust has had, directly or indirectly, a material interest, material transaction or material proposed transaction to which NYLIM, Pzena or AllianceBernstein, or any of their parents or subsidiaries or any subsidiaries of a parent of any such entities was or is to be a party.

At its February 24, 2006 meeting, in connection with its review of Wilshire’s proposed subadvisory agreements with NYLIM, Pzena and AllianceBerstein (the “Agreements”), the Board evaluated information provided by Wilshire and NLIM, Pzena and AllianceBernstein in accordance with Section 15(c) of the Investment Company Act of 1940, as amended (the “1940 Act”). In reviewing the Agreements, the Board considered (i) the nature, extent and quality of services to be provided under each Agreement. The Board considered the reputation, qualifications and background of the Subadvisers, investment approach of the Subadvisers and the experience and skills of investment personnel responsible for the day-to-day management of the Equity Fund.

Based upon all relevant factors, the Board concluded that each Subadviser’s investment performance for a product similar to the Equity Fund met or exceeded acceptable levels of investment performance as compared to a relevant market benchmark and, therefore, was satisfactory.

The Board also considered the proposed subadvisory fees to be paid by Wilshire to each Subadviser. The Board evaluated the competitiveness of the subadvisory fees based upon data supplied by AllianceBernstein and NYLIM about the fees charged to other clients. The Board noted the favorable treatment to be afforded the Equity Fund in applying the breakpoints in Pzena’s fee schedule. The Board also considered that the subadvisory fee rates were negotiated at arm’s length between Wilshire and each Subadviser and that Wilshire will compensate each Subadviser from its own advisory fees.

Based upon all of the above, the Board determined that the proposed subadvisory fees of each Subadviser were reasonable.

In addition, the Board noted that the revenues to the Subadvisers will be limited due to the current asset level of the Equity Fund. Accordingly, the Board concluded that they need not review estimated levels of profits to the Subadvisers in order to conclude, as they did, that profitability to the Subadvisers was not unreasonable.

The Board considered whether there will be economies of scale with respect to the subadvisory services provided to the Equity Fund and whether the subadvisory fees reflect such economies of scale through breakpoints in fees. The Board also considered whether the estimated effective subadvisory fee rate for each Subadviser under the each Agreement is reasonable in relation to the asset size of the Equity Fund. The Board concluded that the fee schedule for each Subadviser reflects an appropriate recognition of any economies of scale.

The Board also considered the character and amount of other incidental benefits to be received by each Subadviser. The Board considered each Subadviser’s soft dollar practices and, if applicable, use of affiliated brokerage. The Board concluded that, taking into account the benefits arising from these practices, the fees to be charged under the Agreement were reasonable.

Based upon all of the information considered and the conclusions reached, the Board as a whole, and the Trustees who are not “interested persons” of the Trust as defined in the 1940 Act (the “Independent Trustees”) separately, determined that the fees under each Agreement were fair and reasonable for the services to be provided and that the approval of each Agreement is in the best interests of the Fund and its shareholders. In deciding to approve the Agreement, the Board did not identify a single factor as controlling, but concluded that each of the various factors referred to above favored approval.

NYLIM

NYLIM, located at 51 Madison Avenue, New York, NY 10010 had approximately $220 billion in assets under management as of June 30, 2006. Day to day management of NYLIM’s portion of the Equity Fund is the responsibility of portfolio managers Harvey Fram, Migene Kim and Mona Patni.

Harvey Fram, CFA, Managing Director of NYLIM, is responsible for the management of quantitative equity portfolios. Prior to joining NYLIM in 2000, Mr. Fram was a portfolio manager and research strategist at Monitor Capital Advisors LLC (a former subsidiary of NYLIM). Prior to joining Monitor Capital Advisors LLC, he was a quantitative equity research analyst at ITG, a leading technology based equity brokerage firm. Prior to that, he was a portfolio manager for international equity derivatives at the Palladin Group, a hedge fund. Mr. Fram has an MBA from the Wharton School at the University of Pennsylvania.

Migene Kim is Portfolio Manager for the core equity team of NYLIM. Prior to joining NYLIM, she spent seven years as a quantitative research analyst at INVESCO’s Structured Products Group. She started her career as an analyst at the Market Risk Management Group of Chase Manhattan Bank in 1993. Ms. Kim earned her MBA in Financial Engineering from the MIT Sloan School of Management and is a summa cum laude graduate in Mathematics from the University of Pennsylvania where she was elected to Phi Beta Kappa. She is also a CFA charterholder.

Mona Patni is a Portfolio Manager for the core equity team of NYLIM. Prior to joining NYLIM, she was a principal consultant in the Financial Services division at PricewaterhouseCoopers,

LLP. Ms. Patni earned her MBA from NYU Stern School of Business and her undergraduate degree in Computer Science Engineering from the University of Bombay.

NYLIM seeks to identify companies that are considered to have a high probability of outperforming the Standard & Poor’s 500 Index. The underlying process for selecting securities is based on a quantitative process that ranks stocks based on such fundamental factors as valuation and earnings, as well as on technical behavioral factors. These stocks are ranked on a monthly basis utilizing this multi-factor model. On occasion, trading strategies that seek to realize returns over shorter periods may be employed. The core strategy utilized by the portfolio manager includes both growth and value styles. A bottom-up approach, which assesses the individual strengths of stocks, is used to enhance returns. The portfolio is constructed with an optimizer seeking to maximize return given a targeted tracking error and specific constraints.

Upon completion of the analysis and review, the portfolio manager enters trades in the portfolio management system, creating an electronic trading blotter. The blotter is immediately available, electronically, to the trader who is then responsible for placing the orders with various brokers. The objective is to create a portfolio of securities with the most attractive return forecasts while minimizing risk relative to the benchmark. The current risk controls applied to the portfolio are a maximum target tracking error of 2% annualized, sector constraints of +/-2.5%, and security-specific bounds of +/-1.25% relative to the benchmark.

NYLIM typically engages in price-sensitive strategic trading, taking care to build or liquidate positions based on the specific trading characteristics of each security. The portfolio management team works closely with trading to monitor the status of outstanding trades.

Pzena

Pzena is located at 120 West 45th Street, New York, New York 10036 and had $21.2 billion in assets under management as of June 30, 2006.

Richard S. Pzena, John P. Goetz, and Antonio DeSpirito are responsible for the day-to-day management of the Equity Fund. Richard S. Pzena, Managing Principal, Chief Executive Officer, Co-Chief Investment Officer and Founder of Pzena has been with Pzena since 1995. John P. Goetz, Managing Principal and Co-Chief Investment Officer, has been with Pzena since 1996. Antonio DeSpirito, III, Principal and Portfolio Manager, has been with Pzena since 1996.

Pzena manages its allocated portion of the Equity Fund’s portfolio using a classic value investment philosophy. Pzena defines value stocks as those stocks whose prices are low relative to their longer-term normal earnings power. Pzena’s securities selection process involves an initial ranking of the 500 largest U.S. listed companies, from the least expensive to the most expensive, based upon a ratio of each company’s price-to-normalized earnings. Research priority is given to the least expensive stocks, those exhibiting a group or sector theme, and those offering portfolio diversification benefits. Companies undergo rigorous qualitative research by Pzena’s analysts to determine whether the causes of the under-valuation are likely to be temporary or permanent. Third party analysis and data sources are used for about 10% to 20% of this research. Onsite due diligence is also an important step in Pzena’s securities selection determination. This step occurs at the end of the research process, which enables Pzena to engage in a dialogue with company management from the perspective of well-informed critical thinkers. As a result of Pzena’s security selection process, the portion of the Equity Fund’s portfolio allocated to Pzena will typically be highly concentrated with a strong value emphasis.

AllianceBernstein

AllianceBernstein, 1345 Avenue of the Americas, New York, NY 10105 is a leading global investment management firm supervising client accounts with assets as of March 31, 2006, totaling approximately $617 billion. AllianceBernstein, an investment adviser registered under the Investment Advisers Act of 1940, as amended, provides investment management services for many of the largest U.S. public and private employee benefit plans, endowments, foundations, public employee retirement funds, banks, insurance companies and high net worth individuals worldwide. AllianceBernstein is also one of the largest mutual fund sponsors, with a diverse family of globally distributed mutual fund portfolios.

Five managers are primarily responsible for overseeing AllianceBernstein’s portion of the Equity Fund.

James G. Reilly, Executive Vice President and US Large Cap Growth Team Leader, joined the firm in 1985 as a Vice President and a quantitative and fundamental research analyst covering airlines and railroads. He has been an Executive Vice President since 1999 and a portfolio manager with the Large Cap Growth team since 1988. Mr. Reilly was a Senior Vice President of AllianceBernstein from 1993 to 1999. Mr. Reilly received his BS in engineering from Northwestern University, where he was an Evans Scholar, and his MBA from the University of Chicago.

David P. Handke, Jr., Senior Vice President and US Large Cap Growth Portfolio Manager, joined AllianceBernstein as a US Large Cap Growth portfolio manager in 1984 after serving four years as vice president and portfolio manager of Republic Steel Corporation’s investment subsidiary, Western Reserve Capital Management, Inc. His previous experience included three years as a portfolio manager with AmeriTrust and four years as a security analyst with Detroit Bank and Trust. He has served for several years on the Board of Trustees of the AM McGregor Home. Mr. Handke received his BE from Vanderbilt University and his MBA from Ohio State University.

Syed J. Hasnain, Senior Vice President and US Large Cap Growth Portfolio Manager, joined AllianceBernstein in 1994 after working as a strategist with Merrill Lynch Capital Markets two years. Previously he was an international economist with Citicorp for a year and spent two years as a financial analyst at Goldman Sachs & Co. He holds an ScB from Brown University, an M Phil from Cambridge University, and studied towards a doctorate at Stanford Business School.

Michael J. Reilly, Senior Vice President and US Large Cap Growth Portfolio Manager, joined AllianceBernstein in 1992 as a member of the US Large Cap Growth team in Minneapolis. Prior to joining the firm, Mr. Reilly was a research analyst for Piper Jaffray & Hopwood Incorporated for two years where he worked first as a generalist and then specialized in the retail sector. Mr. Reilly has a BA from the University of Illinois at Urbana, where he was an Evans Scholar, and a MBA from Northwestern University.

Scott Wallace, Senior Vice President and US Large Cap Growth Portfolio Manager, joined AllianceBernstein as a US Large Cap Growth portfolio manager in 2001. Prior to joining the firm, he was with JP Morgan for 15 years, where he was a managing director and held a variety of roles in the US and abroad, most recently as head of equities in Japan. Mr. Wallace has a BA from Princeton University.

AllianceBernstein seeks to generate a premium through research-driven stock selection. The investment team primarily uses analysts’ research and ratings to buy 45 to 60 companies likely to outpace consensus earnings growth, usually due to excellent management and a long-term competitive advantage, at attractive valuations. AllianceBernstein’s US Large Cap Growth strategy is managed by a team of portfolio managers. The team is comprised of 12 portfolio managers, and is supported by 24 research analysts and 10 traders. The team of portfolio managers makes investment strategy, portfolio construction, security selection, and risk management decisions. The industry and sector-oriented company analysts produce original research and rate each of the companies in their primary research universe. The research staff and portfolio management teams interact daily and meet formally on a weekly basis to articulate a consensus view on stock valuation and selection.

Appointment of New Subadvisers to the Small Cap Growth and International Equity Funds

On May 2, 2006, the Board appointed BNY Asset Management (“BNY”) and Copper Rock Capital Partners, LLC (“Copper Rock”) as new subadvisers to the Small Cap Growth Fund, effective June 28, 2006. On May 2, 2006, the Board also appointed PanAgora Asset Management, Inc. (“PanAgora”) as a new subadviser to the International Equity Fund, effective June 29, 2006. BNY and Copper Rock replaced BlackRock Financial Management, Inc. and Mazama Capital Management, Inc., the previous subadvisers to the Small Cap Growth Fund. PanAgora replaced New Star Institutional Managers Limited, one of the previous subadvisers to the International Equity Fund. On June 30, 2006, the core equity team of The Boston Company Asset Management, LLC (“Boston Company”) began managing Boston Company’s portion of the International Equity Fund in place of the international value team.

No officers or Trustees of the Trust are officers, employees, directors, general partners or shareholders of BNY, Copper Rock, PanAgora or Boston Company (the “Subadvisers”). In addition, since January 1, 2006, the beginning of the Trust’s last fiscal year, no Trustee of the Trust has had, directly or indirectly, a material interest, material transaction or material proposed transaction to which BNY, Copper Rock, PanAgora or Boston Company or any of their parents or subsidiaries or any subsidiaries of a parent of any such entities was or is to be a party.

At its May 2, 2006 meeting, in connection with its review of Wilshire’s proposed subadvisory agreements with BNY, Copper Rock, PanAgora and the amended subadvisory agreement with Boston Company (the “Agreements”), the Board evaluated information provided by Wilshire and BNY, Copper Rock, PanAgora and Boston Company in accordance with Section 15(c) of the 1940 Act. In reviewing the Agreements, the Board considered: (i) the nature, extent and quality of services to be provided; (ii) where applicable, the investment performance of the Subadvisers for a product similar to the Funds; (iii) the financial condition of the Subadviser; (iv) the extent to which economies of scale would be realized as a Fund grows; (v) whether fee levels reflect any possible economies of scale for the benefit of Fund shareholders; (vi) where applicable, comparisons of services rendered and amounts paid to other registered investment companies and any comparable advisory clients; and (vii) benefits to be realized by the Subadvisers from their relationships with the Funds. The Independent Trustees also received a memorandum from counsel describing their duties in connection with contract approvals, and they were assisted in their review by independent legal counsel.

As to each Agreement, the Board considered the nature, extent and quality of services to be provided under each Agreement. The Board considered the reputation, qualifications and background of the Subadviser, investment approach of the Subadvisers, and the experience and skills of investment personnel responsible for the day-to-day management of each Fund. The Board also considered each Subadviser’s compliance program. In addition, the Board considered Wilshire’s recommendation that each Subadvisory Agreement be approved.

Based upon all relevant factors, the Board concluded that Copper Rock’s investment performance for a product similar to the Small Cap Growth Fund met or exceeded acceptable levels of investment performance as compared to a relevant market benchmark and, therefore, a satisfactory level of services was anticipated. The Board noted PanAgora’s representation that it does not currently manage a product using the same investment strategy as will be employed for the International Equity Fund but concluded that based upon PanAgora’s investment performance for other international equity products, a satisfactory level of services was anticipated. The Board noted that BNY’s investment performance for a product similar to the Small Cap Growth Fund was too new to judge, but based upon review of the organization and personnel, concluded that a satisfactory level of services was anticipated.

The Board considered the proposed subadvisory fees of each Subadviser. Where applicable, the Board evaluated the competitiveness of the subadvisory fees based upon data supplied by each Subadviser about the fees charged to other clients. The Board also considered that the subadvisory fee rates were negotiated at arm’s length between Wilshire and each Subadviser and that Wilshire will compensate each Subadviser from its fees.

For the Small Cap Growth Fund, where the Subadvisers had other clients that were being managed using the same investment style, the Board noted that although BNY and Copper Rock may charge higher fees to Wilshire than are charged to their other clients, the Board concluded that the fees charged to Wilshire were generally competitive.

Based upon all of the above, the Board determined that the proposed subadvisory fees of each Subadviser were reasonable.

The Board noted that Wilshire will compensate each Subadviser from its own advisory fees and that the fees were negotiated at arm’s length between Wilshire and each Subadviser. In addition, the Board noted that the revenues to the various Subadvisers will be limited due to the size of the Funds. Based upon this information, profitability to the Subadvisers was determined to be not unreasonable.

The Board considered whether there will be economies of scale with respect to the subadvisory services to be provided to each Fund and whether the subadvisory fees reflect such economies of scale through breakpoints in fees. The Board also considered whether the estimated effective subadvisory fee rate for each Subadviser under each Agreement is reasonable in relation to the asset size of the Fund. The Board concluded that the fee schedule for each Subadviser reflects an appropriate recognition of any economies of scale.

The Board also considered the character and amount of other incidental benefits received by each Subadviser. The Board considered each Subadviser’s soft dollar practices, where applicable. The Board concluded that, taking into account the benefits arising from these practices, the fees to be charged under each Subadvisory Agreement were reasonable.

Based upon all of the information considered and the conclusions reached, the Board determined that the terms of each Subadvisory Agreement are fair and reasonable and that the approval of each Subadvisory Agreement is in the best interests of each Fund.

BNY

BNY, a New York corporation, is located at 1633 Broadway, 13th Floor, New York, NY 10019. BNY had approximately $113 million in assets under management as of March 31, 2006.

Kurt Zyla, CIO, Division Head of the Index Fund Management Division of BNY is responsible for day-to-day management of the Small Cap Growth Fund. Prior to managing the Index Fund Management Division in 1998, Mr. Zyla was an index portfolio manager and worked in the special investment products area, focusing on portfolio transitions / liquidations and equity derivative product strategies. Mr. Zyla has a BS in Chemical Engineering from New Jersey Institute of Technology and an MBA from New York University’s Stern School of Business.

BNY invests in common stocks, warrants or rights that are chosen by giving primary consideration to creating and maintaining a portfolio which the investment performance is intended to replicate as closely as may be practicable to the performance of the Russell 2000 Growth Stock Index.

Copper Rock

Copper Rock, located at 200 Clarendon Street, Boston, MA 02116 is a registered investment advisory firm specializing in the management of small cap growth portfolios for pension and profit-sharing plans, institutional investors, investment limited partnerships and mutual funds. Copper Rock had $451 million in assets under management as of March 31, 2006.

The investment team is comprised of two members, Tucker M. Walsh and Michael Malouf, CFA. Each are responsible for investment strategy, original research, and portfolio construction.

Mr. Walsh is a founding partner, Chief Executive Officer and Head of Portfolio Management at Copper Rock. Prior to Copper Rock, Mr. Walsh was a Managing Director and Head of the Small Cap Growth team at State Street Research. He managed a $2 billion portfolio for State Street Research’s institutional separate accounts and registered mutual funds. Previously, he was an Equity Analyst at Chilton Investment Company, Equity Analyst at SG Cowen Asset Management, and Equity Analyst at Merrill Lynch. Mr. Walsh earned a BA in Economics from Washington and Lee University. He has over 15 years of investment industry experience.

Mr. Malouf is a founding partner and Portfolio Manager at Copper Rock Capital Partners. His responsibilities include portfolio management and research. He previously held the position of Managing Director and Head of Small Cap Growth Investing at Neuberger Berman. He

provided the leadership necessary to start a Small Cap Growth Product raising over $800 million in just over four years. Prior to Neuberger Berman, he held the position of Small Cap Portfolio Manager at RCM Capital Management. He managed 15 institutional accounts encompassing over $1 billion in total assets. Mr. Malouf is Chairman of the Affordable Housing Committee for the town of Concord, MA. He holds a BS in Finance from Arizona State University and a CFA designation. He has over 16 years of investment industry experience.

Copper Rock believes that a fundamental growth approach with a strong sell discipline provides the best opportunity to outperform in all market conditions. Copper Rock’s investment team seeks to identify emerging leaders across industries, investing in potential future market leaders at an early point in their growth cycle and before widespread investor interest drives valuations upward. The Copper Rock investment approach utilizes bottom-up fundamental research to identify fundamentally sound companies with strong management, superior earnings growth prospects and attractive relative valuations.

PanAgora

PanAgora, a Delaware corporation, is an investment advisor registered under the Investment Advisers Act of 1940 and both a commodity trading advisor and commodity pool operator, under the rules of the Commodity Futures Trading Commission, with the National Futures Association. Headquartered at 260 Franklin St., 22nd Floor, Boston, MA 02110, PanAgora is a provider of actively managed and enhanced investment strategies designed to dynamically adapt to the market environment. PanAgora had approximately $18.7 billion in assets under management as of March 31, 2006.

William Zink, Tyhesha Harrington, Melanie Batstone and Randall Yarlas are the portfolio managers that are responsible for the day-to-day management of PanAgora’s portion of the International Equity Fund.

Mr. Zink is responsible for the development and management of custom index products, including tax-aware and socially responsible strategies. Prior to joining PanAgora, Mr. Zink was Vice President in charge of portfolio management and mutual fund pricing businesses at Interactive Data Corporation. He has been with PanAgora for 18 years and has 28 years of experience. Mr. Zink has a B.S. and an M.S. from Massachusetts Institute of Technology.

Ms. Harrington is responsible for the daily management of PanAgora’s structured investment portfolios, including socially screened and tax aware strategies. Her daily responsibilities include portfolio construction, trading, and ongoing investment monitoring for domestic and international portfolios. Prior to joining the structured investments team, she managed PanAgora’s U.S. Tactical Asset Allocation Portfolios. She has been with PanAgora for 6 years and has 11 years of experience. Ms. Harrington has a B.A. and an M.B.A from Boston University.

Ms. Batstone is responsible for the daily management of PanAgora’s structured investment strategies. Her responsibilities include portfolio construction, securities trading, and ongoing investment monitoring. She moved into her current role from PanAgora’s Investment Operations area where as manager, she focused on performance attribution and reporting. Prior to joining PanAgora, Ms. Batstone was a Senior Performance Measurement Analyst at Russell/Mellon Analytical Services. She has been with PanAgora for 6 years and has 12 years of experience.

Mr. Yarlas is responsible for the daily management of PanAgora’s Macro-Strategies portfolios. Prior to assuming this role he managed PanAgora’s Investment Operations. His responsibilities included the oversight of all aspects of investment operations for PanAgora’s global equity accounts, including trade processing, custody and accounting, corporate action processing, and portfolio valuation and reconciliation. Before joining PanAgora, Mr. Yarlas worked at Brown Brothers Harriman & Co. He has been with PanAgora for 7 years and has 13 years of experience.

PanAgora’s Passive International Equity strategy seeks to reproduce the total return of the MSCI EAFE Index. PanAgora uses a global risk model and optimization software for the management of passive MSCI EAFE portfolios. This risk model seeks to explain the correlation of security returns based upon factors which impact most securities. The risk model includes factors such as sector exposure, currency exposure, dividend yield, capitalization (size), sensitivity to interest rate changes, the impact of oil price changes and more. The optimization process seeks to match the sensitivity of our portfolio to these factors to the sensitivity of the benchmark (MSCI EAFE) to these factors. The optimization process also allows us to manage the portfolio’s expected tracking error while taking into consideration the size of the portfolio, expected cash flows, trading costs, and custody charges. The portfolio managers monitor optimized portfolios daily and rebalance them as often as necessary to ensure the desired level of tracking error.

Boston Company

The Boston Company, One Boston Place, Boston, Massachusetts 02108, is a registered investment adviser founded in 1970. The Boston Company is an indirect, wholly-owned subsidiary of Mellon Financial Corporation and is an affiliate of Mellon Equity. The Boston Company provides investment management services to tax-exempt institutional plan sponsors, endowment trusts and mutual funds. The Boston Company had approximately $64.2 billion in assets under management as of March 31, 2006.

Two portfolio managers are responsible for the day-to-day management of the Boston Company’s portion of the International Equity Fund.

Remi J. Browne, CFA is the lead portfolio manager for the Boston Company’s Global Equity and International Core disciplines. He is also a member of the portfolio management team for the Boston Company’s International Small Cap Equity strategy. In addition, Mr. Browne is responsible for conducting research covering the financial sector. Prior to joining the Boston Company, Mr. Browne served as Director of International Equities with Ark Asset Management where his duties included creating and managing all international equity strategies. He also served on their Board of Directors. Previous to that role, Mr. Browne was the head of Global Active Equities at SSGA where he was responsible for all active equity strategies, including domestic, international and global equities, as well as tactical asset allocation and currency management. Mr. Browne received his MSM from M.I.T.’s Sloan School of Management and his BA from Colby College. Mr. Browne is a Chartered Financial Analyst charter holder.

Peter S. Carpenter, CFA serves as assistant portfolio manager for the Boston Company’s Global Equity and International Core Equity strategies. He is also responsible for conducting research covering the industrial and consumer discretionary sectors in the International Core, Growth and Small Cap strategies. Mr. Carpenter earned his MBA from Boston University and his BA from Middlebury College. Peter is a Chartered Financial Analyst charter holder.

In selecting stocks, Boston Company attempts to capture the delay between a company’s improving business momentum and market recognition. Identifying earnings acceleration is an important part of Boston Company’s buy discipline. To achieve this, Boston Company’s proprietary model focuses on earnings growth and in particular the trend in current earnings and changes in expectations. Valuation is also reviewed across several dimensions (including price to earnings, price to cash flow, and price to book value). The universe constituents are then ranked within region, country, and economic sector. From this quantitative modeling process Boston Company’s analysts then review those securities where Boston Company believes the potential for superior return exists at an acceptable risk level. Analysts confirm these positive characteristics and make the decision to add the security to the portfolio.

Aggregate Fees

Wilshire’s annual advisory fee for the Equity Fund is 0.70% of the Equity Fund’s average daily net assets. For the fiscal year ended December 31, 2005, the Trust paid Wilshire $2,372,358 in advisory fees for the Equity Fund. Wilshire’s annual advisory fee for the Small Cap Growth Fund is 1.15% of the Small Cap Growth Fund’s average daily net assets. For the fiscal year ended December 31, 2005, the Trust paid Wilshire $599,041 in advisory fees for the Small Cap Growth Fund. Wilshire’s annual advisory fee for the International Equity Fund is 1.00% of the International Equity Fund’s average daily net assets. For the fiscal year ended December 31, 2005, the Trust paid Wilshire $363,013 in advisory fees for the International Equity Fund.

For the fiscal year ended December 31, 2005, the aggregate subadvisory fees paid by Wilshire to all subadvisers with respect to the Equity Fund, Small Cap Growth Fund and International Equity Fund were $1,100,125, $429,889 and $258,247, respectively. These aggregate fees represent 0.21%, 0.83% and 0.65%, respectively, of the average net assets of the Equity Fund, Small Cap Growth Fund and International Equity Fund.

All subadvisory fees are paid by Wilshire and not the Funds. The fees paid by Wilshire to each subadviser depend on the fee rates negotiated by Wilshire and on the percentage of each Fund’s assets allocated to the subadviser by Wilshire. Because Wilshire pays each subadviser’s fees out of its own fees received from the Funds, there is no “duplication” of advisory fees paid.

Terms of Subadvisory Agreements

The Agreements with NYLIM, Pzena, AllianceBernstein, BNY, Copper Rock, PanAgora and Boston Company continue in force until _____ __, 2006, _____ __, 2006, _____ __, 2006, _____ __, 2006, _____ __, 2006, _____ __, 2006 and_____ __, 2006, respectively, unless sooner terminated as provided in certain provisions contained in the Agreement. The Agreements will continue in force from year to year thereafter with respect to each Fund so long as it is specifically approved for each of the Funds at least annually in the manner required by the 1940 Act.

The Agreement will automatically terminate in the event of its assignment (as defined in the 1940 Act) and may be terminated at any time without payment of any penalty by Wilshire or the Subadviser on sixty days’ prior written notice to the other party. The Agreements may also be terminated by each of the Funds with respect to each Fund by action of the Board or by a vote of a majority of the outstanding voting securities of the any of the Funds (as defined by the 1940 Act) on sixty days’ written notice to the Subadviser by the Fund.

In addition, the Agreements may be terminated with respect to any Fund at any time without payment of any penalty by Wilshire, the Board, or a vote of a majority of the outstanding voting securities of each Fund in the event that the Subadviser or any officers or directors of the Subadviser has taken any action which results in a material breach of the covenants of the Subadviser under the Agreements. The Agreements will automatically terminate with respect to each Fund if the Investment Advisory Agreement between Wilshire and the Funds with respect to such Funds is terminated, assigned or not renewed.

Additional Disclosure Regarding Delaware

NYLIM. The names and principal occupations of the principal executive officers and each director of New York Life Investment Management LLC, all located at 1180 Avenue of the Americas, New York, NY 10017, are listed below:

Name and Position	Principal Occupation/Title
Tony Elavia, Ph.D. Senior Managing Director	Mr. Elavia is the Chief Investment Officer of NYLIM Equity Investors Group (EIG), a division of New York Life Investment Management LLC. In this role, Mr. Elavia is responsible for setting the investment strategy and building or acquiring new investment management expertise.

Jefferson Boyce, Senior Managing Director	Mr. Boyce is the Senior Managing Director, Business Management for Equity Investors Group. In this role, Mr. Boyce is responsible for all administrative functions relating to operations, finance, facilities, and the administrative aspects of trading and compliance. In addition, Mr. Boyce serves as the NYLIM liaison to New York Life on all pension and EPSI related matters.

Harvey Fram, CFA Managing Director	Mr. Fram is a Managing Director at Equity Investors Group. Mr. Fram developed the strategy for the NYLIM Equity Investors large-cap enhanced, mid-, and small-cap core offerings, and he is managing those products as well.

Harish Kumar, CFA Managing Director	Mr. Kumar is a Managing Director at Equity Investors Group. Mr. Kumar is managing growth portfolios at NYLIM.

Ludger Hentschel, Ph.D. Director	Mr. Hentschel is Director of Equity Research for NYLIM Equity Investors. He is responsible for developing and implementing new quantitative models as well as for coordinating quantitative research.

Elias Belessakos, Ph.D. Director	Mr. Belessakos is a Director at NYLIM Equity Investors. Mr. Belessakos manages an equity portfolio at EIG.

Francis Ok Director	Mr. Ok is a Portfolio Manager & Head Trader at NYLIM Equity Investors. He manages all of the index equity portfolios and is primarily responsible for developing trading strategies for all of the equity products.

Joan M. Sabella, CFP, CRPC Director	Ms. Sabella is a Director at Equity Investors Group and a manager of the MainStay Balanced Fund (formerly known as Eclipse Balanced Fund). She also manages the Balanced and Fixed Income separate account strategies and coordinates fixed income research and trading.

The following information was provided by NYLIM regarding the Mainstay Common Stock Fund, Mainstay VP Common Stock Fund, McMorgan Equity Investment Fund, and the McMorgan Balanced Fund (Equity Portion), for which NYLIM acts as investment adviser or subadviser and which have investment objectives similar to that of the Equity Fund:

FUND	FEE RATE	NET ASSETS AS OF 6/30/06
Mainstay Common Stock Fund	.60% up to $500 million, .55% in excess of $500 million	$218,164,604.60
Mainstay VP Common Stock Fund	.25%	$928,681,434.33
McMorgan Equity Investment Fund	.50%	$172,740,270.61
McMorgan Balanced Fund (Equity Portion)	.45%	$37,704,424.00

Pzena. The names and principal occupations of the principal executive officers and each director of Pzena, all located at located at 120 West 45th Street, New York, New York 10036, are listed below:

Name	Principal Occupation/Title

Richard S. Pzena	Managing Principal, CEO, Co-Chief Investment Officer

John P. Goetz	Managing Principal, Co-Chief Investment Officer

A. Rama Krishna, CFA	Managing Principal, Portfolio Manager

William L. Lipsey	Managing Principal, Marketing & Client Services

Amelia Jones	Managing Principal, Operations & Administration

The following information was provided by Pzena regarding the John Hancock Classic Value Fund and the John Hancock Classic Value Fund II, for which Pzena acts as investment adviser or sub-adviser and which have investment objectives similar to that of the Equity Fund:

FUND	FEE RATE	NET ASSETS AS OF 6/30/06
John Hancock Classic Value Fund (f/k/a Pzena Value Focused Fund	40.000% per quarter of the actual investment management fee received by the Adviser	$6,825,289,819

John Hancock Classic Value Fund II	0.31% of the first $5,000,000,000 of the average daily net asset value of the Fund 0.30% of the average daily net asset value of the Fund in excess of $5,000,000,000	Opened July 1, 2006. No published net assets to date.

AllianceBernstein. The names and principal occupations of the principal executive officers and each director of AllianceBernstein L.P. all located at 1345 Avenue of Americas, New York, NY 10105 are listed below:

Name	Principal Occupation/Title

Lewis A. Sanders	Chief Executive Officer and Chairman of the Board of Directors

Gerald M. Lieberman	Chief Operating Officer and President

Larry Cohen	Executive Vice President and Chief Technology Officer

Laurence E. Cranch	Executive Vice President and General Counsel

Sharon Fay	Executive Vice President and Chief Investment Officer – Global Value Equities

Marilyn G. Fedak	Executive Vice President, Head – Global Value Equities Business and Co-Chief Investment Officer – US Large Cap Value

Mark R. Gordon	Executive Vice President, Director of Global Quantitative Research

Roger Hertog	Vice Chairman – Institutional and Private Asset Management Sales & Marketing

Thomas S. Hexner	Executive Vice President and President - Bernstein Global Wealth Management

Mark R. Manley	Senior Vice President, Deputy General Counsel and Chief Compliance Officer

Seth Masters	Executive Vice President, Chief Investment Officer--Blend Strategies

Marc O. Mayer	Executive Vice President and Executive Managing Director of AllianceBernstein Investments, Inc.

Douglas J. Peebles	Executive Vice President, Chief Investment Officer and Co-Head—Fixed Income

Jeffrey S. Phlegar	Executive Vice President, Chief Investment Officer and Co-Head—Fixed Income

James G. Reilly	Executive Vice President and US Large Cap Growth Team Leader

Paul C. Rissman	Executive Vice President, Director of Global Growth Research

Lisa A. Shalett	Executive Vice President, Chief Executive Officer – Sanford C. Bernstein & Co., LLC

David Steyn	Executive Vice President, Head of AllianceBernstein Institutional Investments

Christopher M. Toub	Chief Executive Officer of AllianceBernstein Limited and Head of Global/International Growth Equities

The following information was provided by AllianceBernstein regarding the below funds for which AllianceBernstein acts as investment adviser or sub-adviser and which have investment objectives similar to that of the Equity Fund:

FUND	FEE RATE	NET ASSETS AS OF 6/30/06
Fund M (A subadvised third party client 1940 Act Mutual Fund)	40 bps on the 1st $300,000,000 37 bps on the next $300,000,000 35 bps on the next $300,000,000 32 bps on the next $600,000,000 25 bps on the balance.	$76,672,061
AB Premier Growth Institutional Fund (Proprietary Mutual Fund)	75 bps flat	$78,573,868

BNY. The names and principal occupations of the principal executive officers and each director of BNY all located at 1633 Broadway, New York, NY, are listed below:

Name and Position	Principal Occupation/Title
Steven Pisarkiewicz	Head of BNY Asset Management, Executive Vice President

Margo Cook	Head of BNY Asset Management- Institutional, Executive Vice President

BNY regarding does not act as investment adviser or subadviser for a fund with objectives similar to that of the Small Cap Growth Fund.

Copper Rock. The names and principal occupations of the principal executive officers and each director of Copper Rock, all located at 200 Clarendon Street, 52nd floor, Boston MA 02116, are listed below:

Name	Principal Occupation/Title

Tucker Walsh	CEO & Portfolio Manager

Michael Malouf	President & Portfolio Manager

Gregory Poulos	Senior Security Analyst

David Cavanaugh	Senior Security Analyst

Michael Callahan	Head Trader

Peter Hadelman	Head Of Relationship Management

Michael Sakala	CFO & CCO

The following information was provided by Copper Rock regarding the Old Mutual Advisor Funds, for which Copper Rock acts as investment adviser or sub-adviser and which have investment objectives similar to that of the Small Cap Growth Fund:

FUND	FEE RATE	NET ASSETS AS OF 6/30/06
Copper Rock Emerging Growth	0.6%	$76,218,226
Old Mutual Emerging Growth	0.6%	$162,866,938
Small Cap Growth Fund	0.6%	$3,137,743
Strategic Small Company Fund	0.6%	$22,106,748

PanAgora. The names and principal occupations of the principal executive officers and each director of PanAgora, all located at 260 Franklin St., 22nd Floor, Boston, MA 02110, are listed below:

Name	Principal Occupation/Title
Ed Haldeman	Chairman, Chief Executive Officer, Putnam Investments

Eric Sorensen	Chief Executive Officer, PanAgora Asset Management, Inc.

Kevin Cronin	Head of Investments, Putnam Investments

Sandi Whiston	Head of Institutional Management, Putnam Investments

Jeff Peters	Head of Alliance Business, Putnam Investments

Woody Bradford	Head of Corporate Development, Putnam Investments

Amrit Kanwal	Chief Financial Officer, Putnam Investments

Frank McNamara	General Counsel,Putnam Investments

Yoshikazu Takeda	Director, General Manager for the Americas and Europe NLI International Inc.

Kiyoshi Ujihara	Director,Nippon Life Insurance Company

Mike Turpin	Chief Operating Officer, PanAgora Asset Management, Inc.

The following information was provided by PanAgora regarding the Passive International Equity Funds for which PanAgora acts as investment adviser or sub-adviser and which have investment objectives similar to that of the International Equity Fund:

FUND	FEE RATE	NET ASSETS AS OF 6/30/06
Corporate Separate Account	15 bps first $50 million, 10 bps next $50 million and 5 bps thereafter	$833,337,871

Corporate Separate Account	15 bps first $50 million, 10 bps next $50 million and 5 bps thereafter	$285,898,361

International Commingled Fund	15 bps first $50 million, 10 bps next $50 million and 5 bps thereafter	$250,545,324

Corporate Separate Account	15 bps first $50 million, 10 bps next $50 million and 5 bps thereafter	$210,474,766

Corporate Separate Account	15 bps first $50 million, 10 bps next $50 million and 5 bps thereafter	$195,981,569

Boston Company. The names and principal occupations of the principal executive officers and each director of Boston Company, all located at One Boston Place, Boston, MA 02108-4402, are listed below:

Name	Principal Occupation/Title

Corey Griffin	Chairman and CEO

Patrick Sheppard	President

Stephen Canter	Director

John Nagorniak	Director

Ronald O’Hanley	Chairman of the Board

Edward Ladd	Manager

Scott E. Wennerholm	Director

The following information was provided by Boston Company regarding the Mellon International Core Fund, for which Boston Company acts as investment adviser or sub-adviser and which have investment objectives similar to that of the International Equity Fund:

FUND	FEE RATE	NET ASSETS AS OF 6/30/06
Mellon International Core Fund	45bps $20M, 35bps $20M, 30bps $20M, 25bps thereafter	449,831,813.50

General Information

The principal executive offices of the Trust and Wilshire are located at 1299 Ocean Avenue, Suite 700, Santa Monica, CA 90401. The Trust’s administrator and transfer and dividend disbursing agent is PFPC Inc., 760 Moore Road, King of Prussia, Pennsylvania 19406. The Trust’s distributor is PFPC Distributors, Inc., located at the same address. The Trust’s custodian is PFPC Trust Company, located at 8800 Tinicum Boulevard, 3rd Floor, Philadelphia, PA 19153. Counsel to the Trust and the Independent Trustees is Vedder, Price, Kaufman & Kammholz, P.C., 222 North LaSalle Street, Chicago, Illinois 60601.

The Trust will furnish, without charge, a copy of the most recent Annual Report and Semi-Annual Report to Shareholders of the Trust upon request. Requests for such reports should be directed to Wilshire Mutual Funds, Inc., c/o PFPC Inc., P.O. Box 9807, Providence, Rhode Island 02940, or by calling 1-888-200-6796.

APPENDIX A

The following table sets forth, as of September 15, 2006, the holdings of the capital stock of each of the Funds known by the respective Fund to own, control or hold with power to vote 5% or more of its outstanding securities. Since the listed insurance company registered separate accounts’ voting rights are passed through to contract owners, the insurance companies themselves do not exercise voting control over the shares held in those accounts.

	Type of Ownership	% of Shares
EQUITY FUND:
Horace Mann Life Insurance Company One Horace Mann Plaza Springfield, Illinois 62715	Record	_____ %

SMALL CAP GROWTH FUND:
Horace Mann Life Insurance Company Separate Account One Horace Mann Plaza Springfield, Illinois 62715	Record	____ %

INTERNATIONAL EQUITY FUND:
Horace Mann Life Insurance Company Separate Account One Horace Mann Plaza Springfield, Illinois 62715	Record	____ %

A-1